Exhibit 99.1

Delta Apparel, Inc. to Acquire Branded Apparel Company

GREENVILLE, S.C.--(BUSINESS WIRE)--July 1, 2010--Delta Apparel, Inc. (NYSE Amex:DLA) has signed a letter of intent and expects to acquire substantially all of the net assets of HPM Apparel, Inc. d/b/a The Cotton Exchange by July 15, 2010.

HPM Apparel, Inc. d/b/a The Cotton Exchange designs and markets decorated casual apparel to college bookstores, the U.S. military and other retail accounts. The Cotton Exchange has a strong reputation selling USA made collegiate apparel to college bookstores under “The Cotton Exchange” brand. It also sells products under the brands of “TCX” and “Just for Us”. The Cotton Exchange was formed in 1984 and is recognized in the industry for the quality of its garments, graphic designs, and most importantly its service to customers.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “We are excited about the acquisition of The Cotton Exchange as it continues our strategy of growing the Company’s business within the college bookstore market and further strengthens our military and retail channels. In addition, this business provides us additional U.S. screen print and embroidery capacity, further enhancing our speed to market initiatives. Delta Apparel is eager to begin working with the existing management team to continue to grow “The Cotton Exchange” as well as the Company’s other brands.”

The Cotton Exchange will continue to be headquartered in Wendell, North Carolina and all current operations will remain in place. The business currently employs approximately 290 people, all of whom will be offered continued employment with the Company after the acquisition.

“All of us at M. J. Soffe are looking forward to the new relationship with The Cotton Exchange,” said Ken Spires, President of M. J. Soffe, LLC. “We plan for The Cotton Exchange to continue to operate as a separate division within Soffe and to begin servicing Soffe’s existing college bookstore business. We believe The Cotton Exchange’s reputation for service and strong relationships with its customers is exactly what Soffe needs to realize its full potential within the college bookstore channel.”

Under the terms of the letter of intent, the acquisition will include the purchase of the associated inventory, accounts receivables, and fixed assets of the business, and assumption of certain liabilities. No goodwill or intangibles are expected to be recorded on the Company’s financial statements in connection with the acquisition. The Company expects to finance the acquisition under its existing asset-based secured revolving credit facility with no changes to the underlying terms of the credit facility. Delta Apparel expects The Cotton Exchange to add approximately $25 million in sales and be slightly accretive to earnings for the fiscal year ended July 2, 2011 with identified opportunities for growth and improved earnings in the future. Kurt Salmon Associates Capital Advisors served as HPM Apparel, Inc.’s financial advisor in connection with the sale.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through its newest acquisition, Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The headwear products can be viewed at www.2thegame.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,800 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; changes in the economic, political and social stability of our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations Contact:
Brendon Frey, 203-682-8200
Integrated Corporate Relations